Epoch Announces 6% Increase in AUM to $5.7 Billion

NEW YORK-- (BUSINESS WIRE) – April 6, 2009 – Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the sole operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") were approximately $5.7 billion as of March 31, 2009, an increase of six percent from $5.3 billion as of December 31, 2008.

“We are delighted to announce AUM growth in a quarter in which nearly all equity markets experienced double digit negative returns,” said William W. Priest, Chief Executive Officer of the Company. “Our increased AUM is the result of above-benchmark performance, combined with several new mandates, particularly in our U.S. Large Cap Value service. Our global product set, including International Small Cap and our Global concentrated portfolios, experienced additional inflows, and our award-winning Global Equity Shareholder Yield Fund continued to outperform.”

“We are well-positioned for a marketplace that appears to be returning to a ‘back to basics’ approach. Our focus on free cash flow analytics that emphasizes intelligent applications of corporate cash flows - through cash dividends, share repurchases, debt paydowns, internal reinvestment options, and acquisitions - should continue to produce superior investment returns at lower risk for our clients.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line of business. Headquartered in New York, the Company's current product offerings include U.S. Large Cap Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. All Cap Value; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; Global All Cap; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc. 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:
Phil Clark, 212-303-7210, pclark@eipny.com